EXHIBIT 10.1
TERMS OF ENGAGEMENT
JOHN T. DELMORE
•	Will continue in role as officer and director to handle matters pertaining to the winddown of the LTV Steel and LTV Corp. estates

•	Title, LTV Corp.: President and Treasurer

•	Title, LTV Steel: President, Treasurer and Secretary

•	Effective 12/01/05; to be approved by Bankruptcy Court nunc pro tunc

•	Termination by estate for cause with 10 days’ written notice; the Bankruptcy Court will retain jurisdiction to determine whether cause exists for any such termination. Termination by the estate or by the ACC for less than cause, including, but not limited to, on the grounds that termination is in the best interests of creditors, upon the entry of a Court order entered upon notice of a motion and the opportunity for a hearing. Termination by Mr. Delmore for any or no reason with 60 days’ written notice.

•	Anticipated normal required week — 2 days. Time may increase as needs of estate require, including, but not limited to: transition period, periods when discovery is occurring in connection with litigation, periods of creditor distributions, and periods of preparation of tax returns, etc.

•	Compensation: at a rate of $350 per hour plus reimbursement of all reasonable out-of-pocket business expenses. Mr. Delmore will be reimbursed for ordinary-course business expenses incurred in connection with the conduct of company business. Ordinary-course business expenses would include costs arising from travel such as air fare, hotels, taxis, etc.; mileage/parking; business meals; cell phone; office supplies, postage or similar expenses that are not directly billed to the company. Mr. Delmore will discuss the incurrence of any out-of-pocket expenses that would not arise in the ordinary course of performing his duties or of winding down the estates, or that are not currently reimbursable by the estate, with counsel to the ACC in advance of his incurring such expenses. Mr. Delmore will keep current general time records, which will be available for inspection during normal business hours.
–	As long as the current pension plan is maintained and contributions are being made to the plan on his behalf, Mr. Delmore’s hourly rate will be reduced to $320 in cash and a $30 per hour contribution to the pension plan made by LTV Steel.

–	Payments will continue to be processed through Complete Payroll Management

•	Mr. Delmore may engage other contract employees from time to time and at his discretion to assist him with his duties. They are currently anticipated to include:
–	Secretary anticipated for 1 — 1.5 days per week after transition period and during non-peak times

–	Other temporary employees as required (assumed 1 day per week)
•	Continuation of D&O coverage at current levels for duration of Mr. Delmore’s engagement.

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